Exhibit 2.1

ASSET PURCHASE AGREEMENT

Dated as of March 11, 2015

By and between

HORIZON LINES OF PUERTO RICO, INC.

and

HORIZON LINES, LLC,

as Sellers

and

LUIS A. AYALA COLON SUCRES, INC.,

As Purchaser

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of March 11, 2015, is made and entered into by and among (i) HORIZON LINES OF PUERTO RICO, INC., a Delaware corporation (“Horizon PR”), (ii) HORIZON LINES, LLC, a Delaware limited liability company (“Horizon” and collectively with Horizon PR, are hereinafter referred to as, the “Sellers”), and LUIS A. AYALA COLON SUCRES, INC., a Puerto Rico corporation (“Purchaser”). Capitalized terms not otherwise defined herein have the meanings set forth in Section 1.01.

WHEREAS, the Sellers commenced proceedings for the closing of their business operations in Puerto Rico as of November 11, 2014, and expect to complete the referenced closing of business operations on or before the month of March 2015;

WHEREAS, Horizon PR and Purchaser entered into a Non-Binding Term Sheet as of November 13, 2014 (the “Non-Binding Term Sheet”); and

WHEREAS, as a consequence to the referenced closing of business operations, the Sellers desire to sell, transfer and assign to the Purchaser, and the Purchaser desires to purchase, acquire and assume from the Sellers, all of Horizon PR’s right, title and interest in and to the Leases entered into by Horizon PR and the Puerto Rico Ports Authority (“Ports”), as well as all of the Sellers’ right, title and interest in and to the Equipment and the Owned Vehicles listed in the Disclosure Schedule, all on the terms set forth herein and in the Operative Agreements.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions.

(a) As used in this Agreement, the following defined terms shall have the meanings indicated below:

“Acquired Assets” has the meaning ascribed to it in Section 2.01(a).

“Actions or Proceedings” means any action, suit, adverse claim proceeding, mediation, arbitration or Governmental or Regulatory Authority investigation or audit.

“Affiliate” means any Person that directly or indirectly, through one of more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this definition, control of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of a second Person shall be deemed to control that second Person.

“Agreement” means this Agreement, the Disclosure Schedule attached hereto, the Assignment and Assumption Agreement, the Lease Assignment and Assumption Agreement, and every other agreement executed in connection with this Asset Purchase Agreement, as the same may be amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

“Assets and Properties” of any Person at any time of determination means, collectively, all assets, properties and rights of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, at such time, including without limitation cash, cash equivalents, investments, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and intellectual property.

“Asset Purchase Price” means SEVEN MILLION THREE HUNDRED THOUSAND DOLLARS (US $7,300,000.00).

“Assignment and Assumption Agreement” means the General Assignment and Assumption Agreement and Bill of Sale to be executed and delivered on the Closing Date by the Sellers and the Purchaser, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Assumed Liabilities” shall have the meaning assigned to this term in Section 2.02.

“Closing” has the meaning ascribed to it in Section 3.01.

“Closing Date” means the hereof, that is March 11, 2015.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning ascribed to it in Section 8.02.

“Disclosure Schedule” means the schedule and attachments thereto dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein pursuant to this Agreement.

“Equipment” shall have the meaning ascribed to it in Section 2.01(a)(ii).

“Excluded Assets” has the meaning ascribed to it in Section 2.01(b).

“Excluded Liabilities” has the meaning ascribed to such term in Section 2.02.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official, commonwealth or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Independent Accounting Firm” means Carbonell & Co., LLP or any firm of independent certified public accountants as to which the Sellers and the Purchaser mutually agree.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, commonwealth, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Leases” shall have the meaning ascribed to it in Section 2.01(a)(iii).

“Lease Assignment and Assumption Agreement” means the Lease Assignment and Assumption Agreement to be executed and delivered on the Closing Date by Horizon PR and the Purchaser, substantially in the form of Exhibit B in connection with the Leases, which must be acknowledged and consented to by Ports, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Liabilities” means all indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, known or unknown fixed or otherwise, or whether due or to become due).

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance or restriction of any kind (statutory or otherwise), or any conditional sale contract, title retention contract or other contract to provide any of the foregoing.

“Operative Agreements” means, collectively, the Assignment and Assumption Agreement, the Lease Assignment and Assumption Agreement, and all other documents or instruments executed pursuant to this Agreement.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Owned Vehicles” shall have the meaning ascribed to it in Section 2.01(a)(i).

“Permitted Liens” shall mean:

(1)

Liens arising or incurred in the ordinary course of business related to obligations as to which (i) there is no default on the part of the Sellers relating to any period prior to the Closing, (ii) the Sellers have not received written notice of the commencement of foreclosure actions with respect to any defaults relating to any period prior to the Closing; and (iii) in the aggregate are not material in absolute amount;

(2)	Liens for taxes or other government charges directly related to any of the Acquired Assets and only on that part of the tax obligation or charge that corresponds to a period after the Closing Date;

(3)	covenants, conditions or restrictions that do not, individually or in the aggregate interfere in any material respect with the use, occupancy or operation of the Acquired Assets as currently used, occupied and operated by the Sellers; and

(4)	Liens on leases, subleases, easements, rights of use, rights to access and rights of way arising under the provisions of such agreements.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Pre-Closing Tax Period” means any Tax period ending on or before the close of business on the Closing Date or, in the case of any Tax period that includes, but does not end on the close of business on the Closing Date, the portion of such period ending on the close of business on the Closing Date.

“Pre-Closing Period” shall have the meaning assigned to such term in Section 2.02.

“Post-Closing Period” shall have the meaning assigned to such term in Section 2.02.

“Purchaser” has the meaning ascribed to it in the introductory paragraph of this Agreement.

“Representatives” has the meaning ascribed to it in Section 8.02.

“Sellers” has the meaning ascribed to it in the introductory paragraph of this Agreement.

“Seller Parties” has the meaning ascribed to it in Article IV.

“Tax” or “Taxes” shall mean any and all taxes, imposts, duties, charges, fees, levies or other charges or assessments of whatever nature, including income, gross receipts, “patente”, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, license, net worth, payroll, franchise, and transfer and recording, imposed by the United States Internal Revenue Service, the Puerto Rico Department of the Treasury, Municipal Revenue Collection Center (CRIM), or any other taxing authority (whether domestic or foreign, including any federal, state, Puerto Rico, United States possession, county, municipal, local or foreign government or any subdivision or taxing agency thereof), whether computed on a separate, consolidated, unitary, combined or any other basis, including interest, fines, penalties or additions to tax attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments.

(b) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.”

References herein to the terms “Agreement” and “Operative Agreements” shall mean this Agreement and the Operative Agreements as each may be amended, supplemented or modified from time to time.

ARTICLE II

SALE, TRANSFER AND CONVEYANCE OF EQUIPMENT AND

OWNED VEHICLES; ASSIGNMENT AND ASSUMPTION OF LEASES

2.01 Assets.

(a) Acquired Assets. Subject to and upon the terms and conditions set forth in this Agreement and in the Operative Agreements, at the Closing, the Sellers will sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser will purchase, acquire and assume from the Sellers, on an “as-is, where-is, with all faults” basis, all right, title and interest of the Sellers in, to and under the following assets of the Sellers, as the same shall exist on the Closing Date (collectively, the “Acquired Assets”), and no others:

(i)	Owned Vehicles. Those chassis, trailers and the like vehicles owned by the Sellers identified on the Disclosure Schedule (the “Owned Vehicles”);

(ii)	Equipment. The cranes, terminal handling equipment, gensets, and other related equipment owned by the Sellers as set forth on the Disclosure Schedule (the “Equipment”); and

(iii)	Leases. Those certain lease and occupancy agreements (collectively, the “Leases”) executed by Horizon PR and Ports, as more particularly set forth on the Disclosure Schedule, together with all rights, title and interest of the Sellers to the leasehold improvements located at the leased premises described in the Leases.

(b) Excluded Assets. Notwithstanding anything in this Agreement to the contrary, all Assets of the Sellers other than the Acquired Assets identified in Section 2.01(a) (the “Excluded Assets”) shall be excluded from and shall not constitute Acquired Assets. For avoidance of doubt, the Excluded Assets shall include any and all assets which are leased by the Sellers under any finance and/or operating leases.

2.02 Assumption of Liabilities. In connection with the sale, transfer, conveyance and delivery of the Acquired Assets pursuant to this Agreement on the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser will assume and will agree to pay, perform and discharge when due all obligations of the Sellers related to or computed based on the Acquired Assets or the activities related to them attributable to the period commencing after the close of business on the Closing Date (the “Post-Closing Period”), including but not limited to obligations arising under the Leases, in connection with the Owned Vehicles (i.e. annual vehicle license fees), and/or with the Equipment (i.e. property tax dues), which arise or are required to be performed or undertaken on or after the Closing Date (the “Assumed Liabilities”) and excluding Excluded Liabilities.

The term “Excluded Liabilities” shall mean (i) any liability for Taxes related to or computed based on the Acquired Assets or the activities related to them attributable to Pre-Closing Tax Periods and (ii) any fees or obligations related to or computed based on the Acquired Assets or the activities related to or attributable to the period commencing on May 26, 2006 (when the Sellers first took possession of the leased premises under the Leases) up to the close of business of the Closing Date (the “Pre-Closing Period”).

Subject to the provisions of Section 8.22(b), it is understood that each Seller shall be responsible for its respective obligations resulting from the acts or omissions of such respective Seller in respect of the operation of the Acquired Assets during the Pre Closing Period and that the Purchaser shall be responsible for all obligations in respect of the Acquired Assets that arise on and after the Post Closing Period. Any obligations of each Seller with regards to the Acquired Assets that have been prepaid by any Seller prior to the Closing Date that cover or pertain to any Post Closing Period (i.e. property lease payment, property taxes, utilities, and/or vendor fees), which shall be prorated on a daily basis and shall be reimbursed by the Purchaser to such Seller within thirty (30) days from the Closing Date. Any obligations of a Seller with regards to the Acquired Assets that pertain to the Pre Closing Period, which have not been paid by such Seller and which is paid by the Purchaser after the Closing Date, shall be prorated on a daily basis and shall be reimbursed by such Seller to the Purchaser within thirty (30) days of written notice.

ARTICLE III

THE CLOSING AND ASSET PURCHASE PRICE

3.01 Date and Place; Closing Date. Subject to the terms and conditions set forth in this Agreement, the Closing for the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of O’Neill & Borges, LLC, or at such other place as the Sellers and the Purchaser mutually agree, at 10:30 a.m. local time, on the Closing Date. Notwithstanding the forgoing, the Parties hereto agree that the effectiveness of the Closing shall occur on the later of (i) the date and time which the Sellers receive the Purchase Price in immediately available funds or (ii) 5:00PM Puerto Rico time on the Closing Date.

3.02 Transfer, Assumption and Purchase. Subject to the terms and conditions hereof (including without limitation those detailed in Article VII herein below), at the Closing, the Sellers will convey, transfer, assign and deliver to the Purchaser all right, title and interest of the Sellers in, to and under the Acquired Assets by executing and delivering to the Purchaser the Assignment and Assumption Agreement and the Lease Assignment and Assumption Agreement. In turn, at the Closing, the Purchaser will assume the Assumed Liabilities by executing and delivering to the Sellers the Assignment and Assumption Agreement and the Lease Assignment and Assumption Agreement.

3.03 Asset Purchase Price; Allocation.

(a) Asset Purchase Price. The purchase price for the sale and transfer of the Acquired Assets is the Asset Purchase Price payable in accordance with Section 3.04.

(b) Allocation of Asset Purchase Price. The parties hereto acknowledge and agree that the purchase and sale of the Acquired Assets is an “applicable asset acquisition” within the meaning of Section 1060(c) of the Code. The Purchaser and the Sellers shall agree upon a statement (“Allocation Statement”) setting forth the value of the Acquired Assets that shall be used for the allocation of the Asset Purchase Price amongst the Acquired Assets. The Allocation Statement shall be in accordance with Section 1060(c) of the Code and the applicable regulations issued thereunder. The Allocation Statement shall be prepared as follows: (i) within 30 days of Closing, Purchaser shall prepare and deliver to Sellers a draft of the Allocation Statement allocating the Asset Purchase Price among the Acquired Assets; (ii) Sellers shall have the right to review the draft of the Allocation Statement, and, within thirty (30) days after their receipt thereof, Sellers shall notify Purchaser in writing of any proposed changes thereto; provided, that, if Sellers do not provide any written changes within such 30-day period, Sellers shall be deemed to have agreed to the Allocation Statement as prepared by Purchaser; (iii) if Sellers provide any comments to the Purchaser and Purchaser is in disagreement or objection to any such comments, and the parties do not resolve all such disagreement or objection within thirty (30) days after Sellers’ written notification to Purchaser of proposed changes, the parties shall submit all remaining disputed items to an Independent Accounting Firm for resolution. The Independent Accounting Firm’s review shall be limited to the remaining disputed items, and its determination shall be conclusive and binding on the parties hereto and shall not be subject to appeal or further review. The costs of the Independent Accounting Firm shall be borne by Sellers and Purchaser equally. In the event the Purchaser defaults in its obligation set forth in item (i) above, then the Sellers shall be free to allocate for Tax purposes the Asset Purchase Price of the Acquired Assets as they deem proper.

Purchaser and Sellers agree to timely file Internal Revenue Service Form 8594, if so required by applicable law, reflecting the Asset Purchase Price Allocation as set forth in the final Allocation Schedule for the taxable year that includes the Closing Date and to make any timely filing required by other applicable Tax Laws. The final Allocation Schedule shall be binding on Sellers and Purchaser for all Tax reporting purposes.

The Sellers and the Purchaser agree to report an allocation of such Asset Purchase Price among the Acquired Assets in a manner entirely consistent with the Allocation Statement and agree to act in accordance with such Allocation Statement in the preparation of financial statements and filing of all Tax Returns and in the course of any Tax audit, Tax review or Tax litigation matter relating hereto.

3.04 Payment of the Asset Purchase Price. At the Closing, the Purchaser shall pay to the Sellers, the Asset Purchase Price by wire transfer of immediately available funds to the account previously designated by Sellers and notified in writing to the Purchaser or by means of a manager’s check from a financial institution acceptable to the Sellers.

3.05 Bond. At the Closing, the Purchaser agrees to post any and all lease bonds that may be required under the Leases with Ports, in order to cause Ports to return to the Sellers any lease bonds that the Sellers have posted thereunder.

3.06 Administrative Fee. At the Closing, the Purchaser agrees to pay to Ports, or to provide to the Sellers the full amount of, any administrative fee that may be required by Ports under the Leases in connection with Ports’ consent to the Lease Assignment and Assumption Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Purchaser hereby specifically acknowledges and agrees that the Purchaser is purchasing the Acquired Assets on an “as-is, where-is, with all faults” basis, without any representations, warranties, guaranties, projections, or predictions of any nature whatsoever, whether express or implied, oral or written, or arising by operation of law or equity, by the Sellers, or from any of the Sellers’ officers, directors, employees, shareholders, attorneys, agents or representatives (collectively, the “Seller Parties”), except as expressly set forth below.

The Sellers hereby represent and warrant to the Purchaser as follows:

4.01 Organization. Horizon PR is a corporation duly organized and validly existing under the Laws of the State of Delaware and Horizon is a limited liability company duly constituted and validly existing under the Laws of the State of Delaware.

4.02 Authority, Execution and Enforceability. The Sellers have all necessary power and authority to execute and deliver this Agreement and the Operative Agreements to which each is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Sellers of this Agreement and the Operative Agreements to which each is a party, and the performance by the Sellers of their obligations hereunder and thereunder, have been duly and validly authorized by all necessary board of directors approval and other action of the Sellers. This Agreement has been duly and validly executed and delivered by the Sellers and constitutes, and upon the execution and delivery by the Sellers of the Operative Agreements to which each is a party, will constitute, legal, valid and binding obligations of the Sellers enforceable against the Sellers in accordance with their terms.

4.03 No Conflicts. The execution and delivery by the Sellers of this Agreement does not, and the execution and delivery by the Sellers of the Operative Agreements to which each is a party, the performance by the Sellers of their obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificates of incorporation or formation, or by-laws (or other comparable corporate or company charter documents), as applicable, of the Sellers; or

(b) to the knowledge of the Sellers, materially conflict with or result in a material violation or material breach of any term or provision of any Law or Order applicable to the Sellers or their Assets and Properties.

4.04 Governmental Approvals and Filings. Other than the consent from Ports to the assignment of the Leases in favor of the Purchaser, to the Sellers’ knowledge, no other consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Sellers is or will be required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which each is a party or the consummation of the transactions contemplated hereby or thereby.

4.05 Liens. The Sellers own and have good title or possess a valid leasehold interest to the Acquired Assets, as applicable, and, in each case upon the payment of the Asset Purchase Price and the consummation of the Closing, Purchaser will own the Acquired Assets free and clear of all Liens, except for the Permitted Liens, and Horizon PR is in full compliance, in all material respects, with each of the Leases.

4.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or by the Operative Agreements based upon arrangements made by or to be made by on behalf of the Sellers.

4.07 Legal Proceedings. Except as disclosed in the Disclosure Schedule, to the Sellers’ knowledge, there are no Orders, Actions or Proceedings currently on-going, pending or, to the knowledge of the Sellers, threatened against, relating to or affecting the Sellers or any of their Assets and Properties which would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or otherwise result in a material diminution of the benefits contemplated by Purchaser under this Agreement or any of the Operative Agreements.

4.08 Sellers’ Knowledge. If the phrase “Sellers’ knowledge” or “knowledge of the Sellers” is used in connection with any representation and warranty made by the Sellers hereunder, the representation and warranty so qualified shall be deemed to be made by the Sellers solely on the basis of the actual knowledge, after reasonable inquiry, of the following members of the Sellers’ senior management: Mr. Alherd Kazura and Mr. Richard Rodríguez. It is expressly agreed and acknowledged by the Purchaser that the Purchaser shall have no claim or remedy against the Sellers for any breach or untruth of any representation or warranty that is qualified by the phrase “Sellers’ knowledge” or the phrase “knowledge of the Sellers,” except upon a showing by Purchaser that such breach or untruth was known, after due inquiry, to any of the above mentioned members of Sellers’ senior management.

4.09 Leases. Horizon PR is in full compliance, in all material respects, with the obligations established under each of the Lease and has paid in full, as of this date, its obligations thereunder.

The representations and warranties set forth herein shall expire on the Closing Date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to the Sellers as follows:

5.01 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Puerto Rico. The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the Operative Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Purchaser is duly qualified, licensed or admitted to do business and is in good standing in all jurisdictions in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary and in which the failure to be so qualified, licensed or admitted and in good standing could reasonably be expected to have an adverse effect on the validity or enforceability of this Agreement or any of the Operative Agreements to which it is a party or on the ability of the Purchaser to perform its obligations hereunder and thereunder.

5.02 Authority, Execution and Enforceability. The execution and delivery by the Purchaser of this Agreement and the Operative Agreements to which it is or will be a party, and the performance by the Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary board of directors approval and other corporate action of the Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes, and upon the execution and delivery by the Purchaser of the Operative Agreements to which it is a party, will constitute, legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms.

5.03 No Conflicts. The execution and delivery by the Purchaser of this Agreement do not, and the execution and delivery by the Purchaser of the Operative Agreements to which it is a party, the performance by the Purchaser of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws (or other comparable corporate charter documents) of the Purchaser;

(b) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Purchaser or any of its Assets and Properties; or

(c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under or (iii) require the Purchaser to obtain any consent, approval or action of, make any filing with, or give any notice to any Person as a result or under the terms of any contract or License to which the Purchaser is a party or by which any of its Assets and Properties is bound.

5.04 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

5.05 Legal Proceedings. Except as disclosed in the Disclosure Schedule, there are no Orders, Actions or Proceedings currently on-going, pending or, to the knowledge of the Purchaser, threatened against, relating to or affecting the Purchaser or any of its Assets and Properties (including, without limitation, any antitrust claims) which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or otherwise result in a diminution of the benefits contemplated by this Agreement or any of the Operative Agreements to the Sellers.

5.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or to be made on behalf of the Purchaser.

5.07 Financial Ability. The Purchaser has the financial ability to consummate the transactions contemplated by this Agreement and under the Operative Agreements.

The representations and warranties set forth herein shall expire on the Closing Date.

ARTICLE VI

EMPLOYEE MATTERS

6.01 Employees of the Sellers. Subject to applicable Law, the Sellers shall remain responsible for the payment of severance and other similar compensation or benefits required by Law with respect to its employees that are, or may become, payable in connection with the consummation of the transactions contemplated by this Agreement and the Operative Agreements. The parties hereto acknowledge and agree that the transactions contemplated herein and in the Operative Agreements do not contemplate the transfer of an on-going business in favor of the Purchaser, but rather only the transfer of the Acquired Assets, as per the terms of this Agreement.

ARTICLE VII

CONDITIONS TO CLOSING

7.01 Conditions to Closing required by the Sellers. The obligations of the Sellers to execute the Closing and enter into the Operative Agreements are subject to the fulfillment by the Purchaser, on, at or before the Closing Date, of each of the following conditions (all or any of which may be waived in whole or in part by the Sellers in their sole discretion):

(a) Deliveries at Closing. At the Closing, the Purchaser shall have delivered to the Sellers the Asset Purchase Price as provided for in Section 3.04.

(b) Assignment and Assumption Agreement and Lease Assignment and Assumption Agreement. At the Closing, the Purchaser shall have executed and delivered to the Sellers the Assignment and Assumption Agreement, the Lease Assignment and Assumption Agreement, and any other of the Operative Agreements.

(c) Representations and Warranties. Each of the representations and warranties made by the Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations or warranties were made on and as of the Closing Date.

7.02 Conditions to Closing required by the Purchaser. The obligations of the Purchaser to execute the Closing and enter into the Operative Agreements are subject to the fulfillment by the Sellers, on, at or before the Closing Date, of each of the following conditions (all or any of which may be waived in whole or in part by the Purchaser in its sole discretion):

(a) Assignment and Assumption Agreement and Lease Assignment and Assumption Agreement. At the Closing, the Sellers shall have executed and delivered to the Purchaser the Assignment and Assumption Agreement, the Lease Assignment and Assumption Agreement, and any other of the Operative Agreements.

(b) Representations and Warranties. Each of the representations and warranties made by the Sellers in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations or warranties were made on and as of the Closing Date.

(c) Owned Vehicle Titles. At the Closing, the Sellers shall deliver to the Purchaser duly endorsed and notarized (if required by applicable Law) vehicle licenses and duly endorsed and notarized certificates of title for each of the Owned Vehicles. If at the Closing, any of the existing certificates of title reflect any defect(s) in the chain of title, the Sellers hereby agree to use commercially reasonable efforts to correct the same in order to be able to endorse the same in favor of the Purchaser. Any such defect shall not be considered as a reason not to hold the Closing on the Sellers’ behalf.

7.03 Other Conditions to Closing. The obligations of both the Sellers and the Purchaser to execute the Closing and enter into the Operative Agreements are subject to the following additional conditions:

(a) Consent by Ports. Subject to Section 8.14, Ports shall have consented in writing to the assignment and conveyance of the Leases in favor of the Purchaser as per the Lease Assignment and Assumption Agreement.

(b) Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

ARTICLE VIII

MISCELLANEOUS

8.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to Purchaser, to:

LUIS A. AYALA SUCRES, INC.

Ave. Santiago De los Caballeros Km 2.8

Ponce Playa

Ponce, PR 00732

with a copy to:

P.O. Box 7066

Ponce, PR 00732-7066

and with copy to:

TOTTI & RODRÍGUEZ DÍAZ, P.S.C.

P.O. Box 19732

San Juan, PR 00919-1732

Facsimile number: 787-764-6480

Attention: Juan E. Rodríguez Díaz, Esq.

If to the Sellers:

HORIZON LINES OF PUERTO RICO, INC.

HORIZON LINES, LLC

2550 West Tyvola Road, Suite 530, Coliseum 3

Charlotte, NC 28217-4551

Attention: Mike Zendan and Alherd Kazura

with a copy to:

PO Box 2946

San Juan, PR 00902

Attention: Richard Rodríguez

O’NEILL & BORGES LLC

American International Plaza, 8th Floor

250 Muñoz Rivera Avenue (Hato Rey)

San Juan, Puerto Rico 00918-1808

Facsimile No.: 787-753-8944

Attention: Alfredo Álvarez Ibáñez, Esq.

8.02 Confidentiality. Subject to the provisions of Section 8.05 and for a period of three (3) years from the Closing Date, the Sellers and the Purchaser will hold, and will cause its Affiliates and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (collectively, “Representatives”) to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (a) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining any necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or Governmental or Regulatory Authorities, (b) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder or (c) the Sellers or the Purchaser, as applicable, grant the other party prior written consent to make such disclosure, all data and information disclosed by the Sellers and the Purchaser and their Representatives to the other party or its Representatives, as applicable, as well as any and all reports, analyses, compilations or studies generated, whether or not jointly by the parties or by any party alone, relating to the transactions contemplated hereby, and all data and information relating to the businesses, operation, contractual relationships and financial affairs of the Sellers and the Purchaser, excluding data and information (i) that was at the time of receipt in the public domain or which subsequently became part of the public domain other than by breach by the Sellers or the Purchaser of this Agreement or that certain Confidentiality Agreement between the Sellers and Purchaser dated November 30, 2012 (“Confidentiality Agreement”), (ii) that was lawfully in the possession of either party prior to the date on which such party received such information from the other party or their Representatives or (iii) that was lawfully acquired from a third party that was under no obligation to keep such data and information confidential.

The Sellers and the Purchaser, as applicable, will, and will cause those Persons to whom they have disclosed any documents or information furnished to the other party in connection with this Agreement or the transactions contemplated hereby to, deliver to the other party all documents and other material and all copies thereof in its or their possession, custody or control that contain or incorporate any documents or information furnished to such party in connection with this Agreement or the transactions contemplated hereby, promptly upon the other party’s request, as any such request is made within the period of three (3) years form the Closing Date.

In the event that either the Sellers or the Purchaser become legally compelled to disclose any information or material subject to this Section 8.02 (collectively, “Confidential

Information”), such party shall provide the other party with prompt notice thereof, specifying in reasonable detail the nature of such disclosure, so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 8.02. Each party hereto shall use, at the request of the other party, all reasonable efforts to cooperate with the other party in seeking a protective order or other appropriate remedy in respect thereof. In the event that such protective order or other remedy is not obtained, or the respective party waives compliance with the provisions of this Section 8.02, the other party shall furnish only that part of the Confidential Information which it is advised by written opinion of counsel to be legally required and will exercise its best efforts to ensure that confidential treatment will be accorded such Confidential Information. In addition, the respective party will provide the other party with written notice of any Confidential Information to be so disclosed as far in advance of its disclosure as is practicable.

8.03 Entire Agreement. This Agreement and the Operative Agreements supersede all prior discussions and agreements, including, but not limited to the Confidentiality Agreement and the Non-Binding Term Sheet, between the parties with respect to the subject matter hereof and thereof. This Agreement and the Operative Agreements contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

8.04 Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

8.05 Public Announcements. Any announcement or press releases by either party relating to this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby shall be approved in advance by the other party. This section shall be inapplicable to any press or public information releases that may be required of the Sellers pursuant to any applicable Law, including any applicable securities statutes.

8.06 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

8.07 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each and every party hereto.

8.08 No Third Party Beneficiary. The terms and provisions of this Agreement (including but not limited to Section 6.01) are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any Person.

8.09 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto. Any attempt to do so will be void. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

8.10 Disclosure. Neither the Sellers nor the Purchaser shall be deemed to have made, to any other party hereto, any representation or warranty with respect to the transactions contemplated hereby other than such representations and warranties as are expressly made by it in this Agreement or in any Operative Agreement to which it is a party.

8.11 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

8.12 Consent to Jurisdiction and Service of Process. Subject to the arbitration covenants described in Section 8.15 hereof, each party hereto hereby irrevocably submits to the nonexclusive jurisdiction of the United States District Court for the Commonwealth of Puerto Rico or any court of the Commonwealth of Puerto Rico in any Action or Proceeding arising in connection with this Agreement or any of the Operative Agreements, and agrees that any such Action or Proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 8.12 and shall not be deemed to be a general submission to the jurisdiction of said courts or the Commonwealth of Puerto Rico other than for such purpose.

8.13 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

8.14 Cooperation, Additional Documentation. The parties hereto agree to execute and deliver any and all public or private documents and instruments, which may be necessary or required in order to complete and achieve the transactions contemplated herein and in the Operative Agreements.

8.15 Governing Law; Waiver of Jury Trial; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Commonwealth of Puerto Rico. Each party hereby irrevocably waives to the extent permitted by Law its right to a jury trial in any Action or Proceeding arising as a result of or relating to the transactions contemplated by this Agreement or the Operative Agreements.

Notwithstanding the foregoing, the Sellers and the Purchaser agree to exercise reasonable and good faith efforts to resolve any disputes regarding this Agreement or the Operative Agreements within a period of ten (10) Business Days following delivery of notice to the other party of the foundations for any such dispute. If the Sellers and Purchaser do not resolve such contest or dispute during such ten (10) Business Day period, then the Sellers and the Purchaser irrevocably agree to submit the contested matter to arbitration to be held in Miami, Florida, United States of America. Such arbitration provision shall be conducted in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. Selection of the arbitrators shall be as follows: the Purchaser shall appoint one (1) arbitrator within ten (10) days, the Sellers shall appoint another arbitrator within the same ten (10) day period and the two (2) arbitrators so appointed shall, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, appoint a third arbitrator, who shall act as chairman, within a further ten (10) day period immediately following the aforesaid ten (10) day period. If the third arbitrator is not so appointed within that further ten (10) day period, either party may apply to the American Arbitration Association for appointment of the third arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. There shall be no depositions. An initial hearing will be scheduled within twenty (20) days after the arbitration panel is constituted. At this initial hearing, the parties in the arbitration will produce all of their respective documents. The arbitration hearings must conclude within one hundred and eighty (180) days after this initial hearing. Any such arbitration shall be conducted in the English language, and shall be governed for all procedural matters by the laws of the State of Florida. The award or decision of the arbitrators shall be in writing and state the reasons upon which it is based. The arbitration award shall be rendered within thirty (30) days after the last arbitration hearing. Each of the parties hereto agrees to abide by the aforesaid time periods and to instruct the arbitrators to abide by such time periods. The arbitration award may be made public only with the consent of the Parties or if required by applicable laws or regulations (provided, however, the parties hereto shall have the right to disclose same to each party’s regulators or other governmental authorities if required by applicable regulation or Law, or requested by such regulators or governmental authorities). Judgment upon the award or decision may be entered in any court of competent jurisdiction. Except for each party’s own attorney’s fees and any expenses incurred in producing its own witnesses, all other administrative expenses shall be divided equally among the parties involved.

If any of the parties hereto, notwithstanding the foregoing, should attempt either to resolve any dispute arising in connection with this Agreement or any of the Operative Agreement in a court of law or equity (the “Soliciting Party”), or to forestall, preempt, or prevent arbitration of any such dispute by resort to the process of a court of law or equity, and such dispute is ultimately determined to be arbitrable by such court of law or equity, the arbitrators shall include in their award an amount for the other party (the “Non Soliciting Party”) equal to all of that other party’s costs, including attorney’s fees, incurred in connection with such arbitrability determination. All notices to be given in connection with any arbitration hereunder shall be in writing and shall be sent following the notice provisions described in Section 8.01 hereof.

8.16 Time of the Essence. Time is of the essence for all deadlines set forth in this Agreement.

8.17 No Representation or Warranties. In no event shall the Sellers or the Seller Parties have, incur or become subject to, any liability with respect to the Acquired Assets after the Closing Date except as otherwise specifically set forth in this Agreement, and the Purchaser hereby agrees not to assert any claims with respect thereto. The Purchaser hereby acknowledges that it has conducted and continues to conduct its own investigation and due diligence with respect to the Acquired Assets and has relied and will rely for the Closing exclusively on the results of such due diligence as concerns its decision to enter into this Agreement and the Operative Agreements to which it is a party. THE SELLERS HAVE NOT MADE AND DO NOT MAKE ANY WARRANTY OR REPRESENTATION WHATSOEVER, EITHER EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY, FITNESS, CONDITION, DESIGN OR OPERATION OF THE ACQUIRED ASSETS, THEIR FITNESS FOR ANY PARTICULAR PURPOSE, THE QUALITY OR CAPACITY OF THE MATERIALS OR WORKMANSHIP IN THE ACQUIRED ASSETS, AND ANY REPRESENTATIONS OR WARRANTIES OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS ARTICLE IV ARE HEREBY EXPRESSLY DISCLAIMED. The provisions of this paragraph shall survive the closing of the transactions contemplated by this Agreement and the execution and delivery of the Operative Agreements.

8.18 Bulk Sales. The Purchaser hereby expressly waives compliance by the Sellers with any requirements or provisions of any bulk sales Law of any jurisdiction that may be otherwise applicable to the transactions contemplated hereby.

8.19 Counterparts. This Agreement and the Operative Agreements may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement and the Operative Agreements by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

8.20 Specific Performance. (a) The Purchaser acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by Purchaser and that any such breach would cause the Sellers, irreparable harm. Accordingly, the Purchaser also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by the Purchaser, the Sellers shall be entitled to specific performance, in addition to all other remedies available to such other parties at law or in equity.

(b) The Sellers acknowledge that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by the Sellers and that any such breach would cause the Purchaser, irreparable harm. Accordingly, the Sellers also agree that, in the event of any breach or threatened breach of the provisions of this Agreement by the Sellers, the Purchaser shall be entitled to specific performance, in addition to all other remedies available to such other parties at law or in equity.

8.21 Post-Closing Covenants. The Purchaser covenants and agrees that for a term of three (3) months from the Closing Date, (i) the Purchaser will provide the Sellers with free storage for chassis and containers that do not form part of the Acquired Assets and (ii) the Purchaser will work in good faith and will use commercially reasonable efforts to provide service continuity for international, domestic, and any other third party carriers currently serviced by the Sellers for the period covering any termination notice provided by the Sellers to such third parties up to the actual termination date of any such service contracts.

The Purchaser acknowledges and agrees that during any such transitional periods and in connection with item (ii) above, the Purchaser will secure any applicable insurance coverage currently required by any existing contracts with such third party carriers and hereby agrees to indemnify and hold the Sellers harmless for any and all actions carried out or omissions by the Purchaser during such transition periods.

Any and all payments made by the third party carriers during such transition periods in which the Purchaser provides service continuity on the Sellers’ behalf shall be forwarded by the Sellers to the Purchaser. Should the third party carriers fail to make any such referenced payments to the Sellers for services rendered by the Purchaser, the Sellers agree to assign to the Purchaser within a commercially reasonable time any and all collection claim rights the Sellers may have in order to allow the Purchaser to collect any such dues. The Sellers will not, and the Purchaser agrees to, carry out any collection actions with regards to such dues.

For avoidance of doubt, the Sellers shall not be deemed to convey or transfer to the Purchaser under this Agreement any agreements, purchase orders or contracts with any such third party carriers. However, the Purchaser may contract directly and independently with international, domestic and any other third party carriers regarding stevedoring services.

The parties hereto specifically acknowledge and agree that the contents of this Section 8.21 are not conditions to Closing.

8.22 Limited Guaranty. (a) Purchaser covenants and agrees that the obligations of Horizon and Horizon PR to the Purchaser under this Agreement are (i) several and independent and (ii) not in any way joint and several (“solidaria”) obligations.

(b) Notwithstanding the foregoing, Horizon hereby agrees with the Purchaser to guarantee (the “Limited Guaranty”) all of the obligations of Horizon PR to the Purchaser under this Agreement (“Guaranteed Obligations”) subject to the following terms, limitations and conditions:

(i)	the Purchaser hereby agrees that it will not require any performance by Horizon under this Limited Guaranty nor bring any action against Horizon to enforce the Limited Guaranty with respect to the Guaranteed Obligations without first exhausting any and all rights that the Purchaser may have against Horizon PR (permitting Horizon to require and demand application (“excusión”) in respect of the assets and the property of Horizon PR);

(ii)	this Limited Guaranty shall terminate on the earlier to occur of (the “Limited Guaranty Termination Date”): (A) any of the Termination Events (as defined below) and (B) nine (9) months from the Closing Date;

(iii)	this Limited Guaranty may be enforced to collect money damages only and in no event shall Horizon’s aggregate liability under this Limited Guaranty exceed the Purchase Price actually paid by Purchaser to Horizon, less the aggregate amount actually paid by Horizon PR to Purchaser for any of Horizon PR’s obligations under this Agreement (the “Cap”);

(c) In the event that Purchaser or any of its Affiliates (each a “Termination Event”):

(i)	assert in any litigation, arbitration or other judicial proceeding that the provisions of this Section 8.22 are illegal or invalid in whole or in part;

(ii)	assert that Horizon is liable under the Guaranteed Obligations in excess of the Cap; or

(iii)	assert any theory of liability against Horizon with respect to the Guaranteed Obligations, other than pursuant to the express terms of Section 8.22(b), then

(x)	the obligations of Horizon under Section 8.22(b) shall terminate ab initio and be null and void;

(y)	if Horizon has previously made any payments with its own funds under the Limited Guaranty, it shall be entitled to recover such payments from Purchaser; and

(z)	Horizon shall not have any liability to Purchaser under Section 8.22(b).

(d) Horizon PR agrees to maintain its corporate existence up to the Limited Guaranty Termination Date. Should Horizon PR terminate its corporate existence prior to the Limited Guaranty Termination Date, then the limitations set forth in Section 8.22(b)(i) shall no longer be applicable, and Purchaser shall be entitled to seek performance under the Limited Guaranty directly from Horizon.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

SELLERS:

HORIZON LINES OF PUERTO RICO, INC.		HORIZON LINES, LLC

By:	/s/ Richard Rodríguez	By:	/s/ Alherd Kazura
Name:	Richard Rodríguez	Name:	Alherd Kazura
Title:	Authorized Representative	Title:	Authorized Representative

Affidavit Number

Subscribed and acknowledged to before me by HORIZON LINES OF PUERTO RICO, INC., represented herein by its Authorized Representative, Ricardo Francisco Rodríguez Manchado, also known as Richard Rodríguez, of legal age, married, business executive and resident of Guaynabo, Puerto Rico and HORIZON LINES, LLC, represented herein by its Authorized Representative, Alherd Peter Kazura Sapiecha, also known as Alherd Kazura, of legal age, married, business executive and resident of Waxhaw, North Carolina, personally known to me. In San Juan, Puerto Rico, this 11th day of March, 2015.

Notary Public

PURCHASER:

LUIS A. AYALA SUCRES, INC.

By:	/s/ Hernán Francisco Ayala Parsi
Name:	Hernán Francisco Ayala Parsi
Title:	President

Affidavit Number

Subscribed and acknowledged to before me by LUIS A. AYALA SUCRES, INC., represented herein by its President, Hernán Francisco Ayala Parsi, of legal age, married, business executive and resident of Ponce, Puerto Rico, personally known to me. In San Juan, Puerto Rico, this 11th day of March, 2015.

Notary Public

DISCLOSURE SCHEDULE

Owned Vehicles

Motor Vehicles, Trailers and Chassis

[See Attached]

Equipment

Cranes, Terminal Operating Assets, and Gensets

[See Attached]

EXHIBIT A

GENERAL ASSIGNMENT, ASSUMPTION AGREEMENT AND BILL OF SALE

This GENERAL ASSIGNMENT, ASSUMPTION AGREEMENT AND BILL OF SALE (this “Agreement”) is entered into this 11th day of March, 2015 by and among (i) HORIZON LINES OF PUERTO RICO, INC., a Delaware corporation (“Horizon PR”), (ii) HORIZON LINES, LLC, a Delaware limited liability company (“Horizon” and collectively with Horizon PR, are hereinafter referred to as, the “Sellers”), and LUIS A. AYALA COLON SUCRES, INC., a Puerto Rico corporation (“Purchaser”).

WHEREAS, the Sellers and the Purchaser have entered into an Asset Purchase Agreement, dated as of March 10, 2015 (the “Asset Purchase Agreement”; capitalized terms not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement), pursuant to which the Sellers agreed to sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser agreed to purchase, acquire or assume from the Sellers, all of the Sellers’ right, title and interest in and to the Owned Vehicles and the Equipment; and

WHEREAS, pursuant to Section 3.02 of the Asset Purchase Agreement, the Sellers desire to sell, transfer, convey, assign and deliver to the Purchaser the assets described below and the Purchaser desires to accept the sale, transfer, conveyance, assignment and delivery thereof.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree and covenant as follows:

1.	Sale, Transfer, Conveyance, and Assignment. The Sellers hereby irrevocably sell, transfer, convey, assign and deliver to the Purchaser, to the extent their transfer is permitted under the terms thereof and under applicable Law and on an “as-is, where-is, with all faults” basis, as provided in the Asset Purchase Agreement, all of the Sellers’ right, title and interest in and to the following assets of the Sellers, as the same shall exist on the date hereof, and no others: (i) the Owned Vehicles and (ii) the Equipment (collectively, the “Assigned Assets”), TO HAVE AND TO HOLD the same unto the Purchaser, its successors and assigns, forever.

2.	Assumption. The Purchaser hereby accepts the sale, transfer, conveyance, assignment and delivery of the Assigned Assets, on an “as-is, where-is, with all faults” basis, and agrees to assume the Assumed Liabilities as of the date hereof, under the terms set forth in the Asset Purchase Agreement.

3.	Representations and Warranties. Subject to the terms of the Asset Purchase Agreement, the Sellers hereby represent, warrant and covenant, as of the date hereof, all of the representations and warranties contained in Article IV of the Asset Purchase Agreement are true and valid, all as provided in Section 8.17 of the Asset Purchase Agreement.

4.	Additional Documentation; Cooperation. At any time or from time to time after the date hereof, at the Purchaser’s reasonable request, the Sellers will execute and deliver to the

Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as the Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to the Purchaser, and to confirm the Purchaser’s title to, all of the Assigned Assets, and, to the full extent permitted by Law, to put the Purchaser in actual possession and operating control of the Assigned Assets and to assist the Purchaser in exercising all rights with respect thereto.

5.	Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and delivery by each of the parties hereto of executed counterparts hereof to each of the other parties to this Agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

6.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico and shall be subject to the jurisdiction and arbitration covenants set forth in the Asset Purchase Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement on the day and year first above written.

SELLERS:

HORIZON LINES OF PUERTO RICO, INC.		HORIZON LINES, LLC

By:	/s/ Richard Rodríguez	By:	/s/ Alherd Kazura
Name:	Richard Rodríguez	Name:	Alherd Kazura
Title:	Authorized Representative	Title:	Authorized Representative

Affidavit Number

Subscribed and acknowledged to before me by HORIZON LINES OF PUERTO RICO, INC., represented herein by its Authorized Representative, Ricardo Francisco Rodríguez Manchado, also known as Richard Rodríguez, of legal age, married, business executive and resident of Guaynabo, Puerto Rico and HORIZON LINES, LLC, represented herein by its Authorized Representative, Alherd Peter Kazura Sapiecha, also known as Alherd Kazura, of legal age, married, business executive and resident of Waxhaw, North Carolina, personally known to me. In San Juan, Puerto Rico, this 11th day of March, 2015.

Notary Public

PURCHASER:

LUIS A. AYALA SUCRES, INC.

By:	/s/ Hernán Francisco Ayala Parsi
Name:	Hernán Francisco Ayala Parsi
Title:	President

Affidavit Number

Subscribed and acknowledged to before me by LUIS A. AYALA SUCRES, INC., represented herein by its President, Hernán Francisco Ayala Parsi, of legal age, married, business executive and resident of Ponce, Puerto Rico, personally known to me. In San Juan, Puerto Rico, this 11th day of March, 2015.

Notary Public

EXHIBIT B

ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENTS

This ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENTS (this “Agreement”) is entered into this 11th day of March, 2015 by and between HORIZON LINES OF PUERTO RICO, INC., a Delaware corporation (hereinafter referred to as, the “Seller”), and LUIS A. AYALA COLON SUCRES, INC., a Puerto Rico corporation (“Purchaser”).

WHEREAS, the Seller and Horizon Lines, LLC and the Purchaser have entered into an Asset Purchase Agreement, dated as of March 11, 2015 (the “Asset Purchase Agreement”; capitalized terms not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement), pursuant to which the Seller agreed to sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser agreed to purchase, acquire or assume from the Seller, all of the Seller’s right, title and interest in and to the Leases (as such term is defined in the Asset Purchase Agreement, and which for avoidance of doubt, is again defined herein below); and

WHEREAS, on the date hereof, the Seller desires to assign, convey, transfer, set over, deliver, and confirm unto the Purchaser, and the Purchaser desires to assume all the contractual rights and obligations of the Seller under the Leases.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree and covenant as follows:

1.	The Leases. The Seller is a party to those certain lease and occupancy agreements (collectively, the “Leases”) executed by the Seller and the Puerto Rico Ports Authority (“Ports”), which are described in Schedule A hereto. The Seller represents that it is in full compliance, in all material respects, with each of the Leases and that Ports has authorized the transfer of the Leases to the Purchaser.

2.	Assignment and Assumption. Effective as of the date hereof, the Seller hereby absolutely and irrevocably assigns, transfers and sets over unto the Purchaser all of the Seller’s right, title and interest in, to and under the Leases. The Purchaser hereby accepts the foregoing assignment and agrees to assume and discharge all of the Assumed Liabilities, accruing or required to be performed, from and after the date hereof, including, without limitation, obligations for the due performance of all terms, covenants and conditions of the Seller pursuant to the Leases.

3.	Consent from Ports. Attached to this Agreement as Schedule B, and made part hereof, is an acknowledgement and written consent from Ports to the contents of this Agreement and the consequent assignment of rights from the Seller in favor of the Purchaser.

4.

Indemnities. The Purchaser shall indemnify and hold the Seller and its affiliates harmless from any and all claims, demands, actions, causes of action, or liability of any kind arising out of or in any way connected with the Leases for any acts or omissions occurring from and after the date hereof. The Seller shall indemnify and hold the Purchaser and its affiliates harmless from all claims, demands, actions, causes of action, or liability of any kind directly arising out of or in any way connected with the Leases for any acts or omissions of the Seller thereunder that occurred prior to the date hereof and limited to compliance with the terms and conditions of the Leases and only for such acts or omissions of Seller that may have occurred since Seller took possession of the leased premises on May 26, 2006; provided, however, that the provisions of this Section 4 shall exclude any claims, demands, actions, causes of action or liability of any kind arising from Purchaser’s acts or omissions.

5.	Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and delivery by each of the parties hereto of executed counterparts hereof to each of the other parties to this Agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

6.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico and shall be subject to the jurisdiction and arbitration covenants set forth in the Asset Purchase Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement on the day and year first above written.

SELLER:

HORIZON LINES OF PUERTO RICO, INC.

By:	/s/ Richard Rodríguez
Name:	Richard Rodríguez
Title:	Authorized Representative

Affidavit Number

Subscribed and acknowledged to before me by HORIZON LINES OF PUERTO RICO, INC., represented herein by its Authorized Representative Ricardo Francisco Rodríguez Manchado, also known as Richard Rodríguez, of legal age, married, business executive and resident of Guaynabo, Puerto Rico, personally known to me. In San Juan, Puerto Rico, this 11th day of March, 2015.

Notary Public

PURCHASER:

LUIS A. AYALA SUCRES, INC.

By:	/s/ Hernán Francisco Ayala Parsi
Name:	Hernán Francisco Ayala Parsi
Title:	President

Affidavit Number

Subscribed and acknowledged to before me by LUIS A. AYALA SUCRES, INC., represented herein by its President, Hernán Francisco Ayala Parsi, of legal age, married, business executive and resident of Ponce, Puerto Rico, personally known to me. In San Juan, Puerto Rico, this 11th day of March, 2015.

Notary Public

SCHEDULE A TO

ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENTS

The term “ Leases” shall mean: (i) that certain lease and occupancy agreement entered in to by Seller and Ports on November 10, 2010 identified as contract number 2011-000056 and AP-10-11-(4)-056 and (ii) that certain Joint Agreement for Allocation of Berthing and Marine Terminal Facilities Area of the Puerto Nuevo Port Zone dated May 26, 2006 executed by and between PRPA, Seller, Luis A. Ayala Colon, Sucrs., Inc., International Shipping Agency, Inc., Island Stevedoring, Inc., Sea Star Line, LLC, and Trailer Bridge, Inc.

SCHEDULE B TO

ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENTS

[SEE ATTACHED CONSENT FROM PORTS]